Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated October 15, 2008, and is between Edson R. Arneault (“Consultant”), Taxpayer Identification Number ###-##-####, whose address is 423 S. Atlantic Ave., Dune Point, New Smyrna, Florida 32169, and MTR Gaming Group, Inc. (“MTR”).

NOW THEREFORE, in consideration for the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Consulting Relationship.  MTR hereby retains Consultant to perform services, and Consultant hereby agrees to perform services upon the terms and conditions contained in this Agreement and as specified in Schedule A, which is attached hereto and is a part of this Agreement.

2.             Term.  This Agreement shall be effective upon the later of (i) November 1, 2008, or (ii) the date upon which Consultant resigns from MTR’s Board of Directors, and shall continue for thirty (30) months (“Term”).  However, MTR may terminate this Agreement earlier, effective upon notice to Consultant, if Consultant breaches any material term of this Agreement as determined by MTR’s Board of Directors.  Upon such notice consultant shall have 30 days written notice to cure any material breach. In the event of such termination of this Agreement, as of the effective date, MTR shall have no further obligation to pay Consultant any compensation under this Agreement.  Alternatively, in the event MTR chooses to terminate this Agreement earlier for any other reason, MTR, at its sole discretion, may accelerate the termination date and, in such event, shall provide payment to Consultant as set forth herein for the remainder of the Term.

3.             Renewal.  This Agreement may be renewed for a period of time that is mutually agreeable to each party.

4.             Compensation.

a.             In consideration for the services to be provided to MTR by Consultant under this Agreement, MTR agrees to pay Consultant a consulting fee as specified in Schedule A.

b.             Consultant has furnished MTR with his Taxpayer Identification Number for purposes of filing Form 1099.  Consultant is responsible for payment of any self-employment, income or other federal, state or local taxes or charges arising from this Agreement.

c.             Consultant will be reimbursed for reasonable expenses incurred in connection with rendering services under this Agreement as provided for in Schedule A.

d.             Consultant shall not be entitled to any other compensation, payment or benefit of any type from MTR other than as specifically provided in this Agreement or other than those benefits which have vested pursuant to any prior employment agreement between MTR and Consultant.

5.             Consultant Services.

a.             Consultant shall provide the services specified in Schedule A.

b.             Consultant agrees to devote his best efforts, energies and skills to the discharge of the duties and responsibilities under this Agreement and to perform such services within the time periods required.  During the term of this Agreement, Consultant shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner but not to exceed four hundred (400) hours in any one calendar year.

c.             Unless directed in writing by the other party, neither party has the authority to act for or on behalf of the other party in any manner or to any extent whatsoever and has no authority to bind the other party by or to any obligation, agreement, promise or representation.

d.             To the extent that Consultant performs services under this Agreement at MTR’s facilities, MTR shall provide Consultant with meeting facilities as reasonably required by Consultant. In addition during the initial twelve (12) months of the term, MTR agrees to employ, compensate (at an annual gross rate of Fifty Thousand Dollars ($50,000.00) in the normal course of payroll), and provide employee benefits to a mutually agreeable assistant/secretary to provide secretarial assistance to Consultant.

6.             Independent Contractor Relationship.  This Agreement does not constitute an offer of employment, nor does it constitute a contract of employment with MTR.  The parties’ intention is that Consultant is an independent contractor and not an employee of MTR, and that Consultant retain sole and absolute discretion and judgment in the manner and means of carrying out consulting activities.  This Agreement shall not be construed as a partnership or joint venture, and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided in this Agreement.  The parties agree that since Consultant is not an employee of MTR, he is not entitled to receive the benefits of the personnel policies, procedures or practices of MTR, or any other compensation or benefits from MTR or any of its affiliates or subsidiaries (other than benefits earned prior to this Agreement and as set forth herein).

7.             Non-Disclosure of Information.

a.             Consultant agrees that, during the term of this Agreement or at any time thereafter, he will not divulge to any other person or entity any confidential or proprietary information of MTR which is not generally known in the marketplace, including, without limitation, processes, procedures, software and technology, financial information, strategic planning, sales, advertising and marketing plans and strategies, employee compensation plans, customer lists and information, vendor contracts and other arrangements and contracts of MTR, or any and all other trade secrets of MTR.

b.             Upon termination of this Agreement, Consultant will deliver to MTR any and all documents, manuals, letters, memoranda, lists, papers, notes, reports, computer software, computer printouts and similar materials, and all copies thereof (including electronic), containing confidential, proprietary or trade secret information of MTR.

c.             This paragraph 7 (and all provisions regarding enforcement of such) shall survive termination of this Agreement.

8.             Non-Competition.  The parties recognize and agree that MTR would be substantially injured by Consultant competing with MTR.  Accordingly, Consultant agrees that he will not, unless acting with MTR’s express prior written consent, during the Term of this Agreement, directly or indirectly, own, operate, join, control, participate in or be connected as an officer, director, employee, partner, stockholder, consultant or otherwise, with any business or entity that is directly in the gaming business of MTR (or its successors or assigns) as such business is now constituted.  This restriction shall only apply to those gaming businesses or entities which have offices, sites and/or facilities within one hundred fifty (150) miles of any current office, site and/or facility owned or leased by MTR (or its successors or assigns).  For purposes of this provision, gaming business shall mean slot machines and/or table games.  Should MTR (or its successors or assigns) cease to conduct gaming business at a particular site or facility, then the one hundred fifty (150) mile geographic limitation shall not apply to such site or facility.  This paragraph 8 (and all provisions regarding enforcement of such) shall remain in full effect for the full thirty (30) month Term even in the event the Agreement is terminated earlier by MTR for any reason as provided for in paragraph 2, provided that MTR makes full and timely payment of its obligations, if any, hereunder.  Consultant and MTR are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which MTR is engaged and proposes to engage, the state of its business development, and Consultant’s knowledge of this business.

9.             Non-Solicitation Provision.  During the Term of this Agreement, Consultant shall not, directly or indirectly, hire, solicit, or encourage any employee to leave MTR’s employment. Further, Consultant shall not interfere with MTR’s relationship or proposed relationship with, any employee, consultant or contractor of MTR.  This paragraph 9 (and all provisions regarding enforcement of such) shall remain in full effect for the full thirty (30) month Term even in the event the Agreement is terminated earlier by MTR for any reason as provided for in paragraph 2, and full and timely payment made if required in paragraph 2 of this Agreement.

10.           Conflicts of Interest.  Consultant represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between Consultant and any third party.  Further, in rendering his duties, Consultant shall not utilize any invention, discovery, development, improvement, innovation or trade secret in which he does not have a proprietary interest.

11.           Right to Injunction.  The parties hereto acknowledge and agree that the services to be rendered by Consultant under this Agreement and the rights and privileges granted to Consultant under the Agreement are of a special, unique, unusual and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by Consultant of any of the provisions of this Agreement will cause MTR irreparable injury and damage.  The parties expressly agree that MTR shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of paragraphs 7, 8 or 9 of this Agreement by Consultant.  Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that MTR may have for damages or otherwise.  The various rights and remedies of MTR under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other right or remedy allowed by law.

12.           Litigation.  The parties irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by MTR for preliminary and permanent injunctive relief or other equitable relief, shall be brought in the State of West Virginia; (ii) consent to the jurisdiction of any such court in any such suit, action or proceeding; (iii) waive any objection that Consultant may have to the laying of venue of any such suit, action or proceeding in any such court; (iv) agree that either party shall be entitled to an award of its reasonable expenses, including attorneys’ fees and costs, on any successful claim or defense brought pursuant to this Agreement; and (v) agree that if a court finds that Consultant has violated the provisions of paragraphs 8 and/or 9, Consultant hereby consents to the entry of an order enjoining such violation for an additional period of time equal to the period of such violation by Consultant from the date of such order.  Consultant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers upon him at the address specified in Schedule A by registered mail and to the entry of an injunctive decree without the need on the part of MTR to post a bond or provide other security or prove damages or irreparable injury.

13.           Miscellaneous.

a.             This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof (Consulting Agreement) and cannot be changed, modified, extended or terminated except upon written amendment executed by both parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly therein provided.

b.             This Agreement is personal in its nature, and Consultant shall not, without the written consent of MTR, sign or transfer this Agreement, or any of the rights or obligations hereunder, to any other person or entity.  MTR may assign all rights and liabilities under this Agreement, without the consent of Consultant, to a subsidiary, an affiliate or a successor of all or a substantial part of its business and assets.  Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the assigns and successors of the respective parties.

c.             If any term or provision of this Agreement or the application thereof to any circumstances shall, to any extent and for any reason, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable term or provision had never been contained herein, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  However, the parties specifically consent to and direct any court finding any clause or any provision of this Agreement to be unenforceable, in whole or in part, to narrow the scope of such clause or other provision in order to enforce it to the broadest extent permissible.

d.             This Agreement shall be governed by and construed under and pursuant to the laws of the State of West Virginia.

e.             All notice and other communications hereunder shall be in writing and shall be given by delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties as specified in Schedule A.

The parties have signed this Agreement on the dates indicated below.

MTR GAMING GROUP, INC.

/s/	/s/ Donald J. Duffy
Witness	Title:	Director
	Date:	10/15/08

CONSULTANT

\s\ Mary L. Pietranton	\s\ Edson R. Arneault
Witness	Edson R. Arneault
	Date:	10/15/08

CONSULTING AGREEMENT

SCHEDULE A

Nature and Type of Services:

Consultant shall provide MTR with the following services:  (a) Marketing: consult with CEO, as requested, on marketing issues; implement, develop and support new marketing program (joint marketing approach in MTR’s core area) and develop marketing materials, such as television and radio commercials, which may include the use of Consultant’s image, subject to his approval, which will not be unreasonably withheld, as a continuation of MTR’s brand development; (b) Government Relations advisor; (c) Banking Relationship: assist in coordinating and negotiating new financing to be obtained by 2008 (unless otherwise directed by MTR), including, but not limited to, road shows and investor presentations; and (d) Transition/Succession: assist, at the request of the Board and/or CEO, with any matters to ensure a smooth transition/succession of Consultant’s former duties and responsibilities.  Additionally, Consultant agrees to provide periodic status reports throughout the Term of this Agreement, and agrees to produce a final report and provide all relevant documentation at the end of the Term of this Agreement.

Compensation and Fees:

MTR agrees to pay a consulting fee of $512,000.00 per year (commencing upon the commencement date of the Term as set forth in Section 2 of the Consulting Agreement) to Consultant for the term of this Agreement, to be paid pro rata on a monthly basis for services rendered, specified in “Nature and Type of Services” noted above.  MTR shall send Consultant payment to the address listed below each month.

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Expenses:

MTR agrees to reimburse Consultant for reasonable expenses incurred while rendering services specified in “Nature and Type of Services” noted above as follows:

1.     Pre-approved or budgeted travel expenses incurred.

2.     Other business expenses as appropriate.  Consultant shall seek advance written approval from the CEO of any individual expense greater than $2,000.00.

Notice to Parties:

All notices and other communications shall be in writing and delivered as indicated below:

If to Consultant:		If to MTR Gaming Group, Inc.

Edson R. Arneault		Route 2 South
423 S. Atlantic Avenue		Chester, WV 26034
Dune Point		Attn: President and CEO
New Smyrna Beach, FL 32169

With a copy to:

Robert Fitzsimmons, Esquire
Fitzsimmons Law offices
1609 Warwood Avenue
Wheeling, WV 26003-7110

CONSULTANT		MTR GAMING GROUP, INC.

By:	\s\ Edson R. Arneault	By:	/s/ Donald J. Duffy
Date:	10/15/08	Title:	Director
		Date:	10/15/08

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